FOR IMMEDIATE RELEASE

                                               FOR FURTHER INFORMATION, CONTACT:
                                                 James J. Byrnes, Chairman & CEO
                                                          Tompkins Trustco, Inc.
                                                                  (607) 273-3210
                                                James W. Fulmer, President & CEO
                                   Letchworth Independent Bancshares Corporation
                                                            (716) 493-2570, x246

Ithaca and Castile, New York - August 2, 1999

Ithaca based, Tompkins Trustco, Inc., (Amex "TMP") and Letchworth Independent Bancshares Corporation (NASDAQ "LEBC") announced today that they have entered into a definitive merger agreement for Tompkins Trustco, Inc. (Tompkins) to acquire Letchworth, in a tax-free, stock-for-stock exchange. Letchworth is the holding company for The Bank of Castile, and owns 70% of The Mahopac National Bank.

Tompkins is the holding company for Tompkins County Trust Company in Ithaca, NY, and upon completion of the merger will become a multibank holding company operating three separately chartered banks. It is anticipated that each bank will continue to operate under its own board as a community bank. The combined organization will operate 28 branches, covering market areas that will include Tompkins County and surrounding areas, the Genesee Valley region of Western New York, and Putnam County. Total assets of the combined organization are expected to be approximately $1.1 billion upon completion of the transaction.

Under the terms of the agreement, which was unanimously approved by both boards of directors, Letchworth shareholders will receive 0.685 shares of Tompkins shares for each share of Letchworth common stock. The value of the transaction is approximately $81.5 million, which represents an exchange value of $23.80 per Letchworth share, based upon the $34.75 closing stock price of Tompkins on July 30, 1999. The merger will be accounted for as a pooling of interests. Subject to approval by shareholders of Tompkins and Letchworth, and to regulatory approvals, the merger is expected to be consummated in the fourth quarter of 1999, or the first quarter of 2000, and will result in the issuance of approximately 2.3 million shares of Tompkins common stock. Letchworth also granted to Tompkins an option to purchase 19.9% of its outstanding stock under certain circumstances.

It is planned that James W. Fulmer, President & CEO of Letchworth Independent Bancshares Corporation, William Spain, Chairman of The Mahopac National Bank, and Craig Yunker, Director of The Bank of Castile, will join the Tompkins board. It is proposed to reconstitute the Tompkins board as an 11-member board, with eight present directors joined by these three. The current board members of Tompkins County Trust Company, The Bank of Castile and The Mahopac National Bank are expected to continue in their current capacity. Under the planned merger, James J. Byrnes will continue his role as Chairman & CEO of Tompkins Trustco, Inc., with Mr. Fulmer serving as President.

PRESS RELEASE

AUGUST 2, 1999
PAGE TWO

James J. Byrnes, Chairman and CEO of Tompkins said "We believe that this represents a great enhancement of the long term prospects for profitable growth at Tompkins Trustco and for all three banks. We share a strong commitment to community banking. By working together, we will provide a higher level of service capability to a combined market four to five times the size of Tompkins County. The financial services industry is changing rapidly. Successful companies will need to continually improve and, with this merger, we will be much better positioned to make the necessary investment in people and technology."

James Fulmer stated, "Forming successful partnerships is essential for long term survival in business. This is an opportunity to align three community banks that fit well together in terms of service, business philosophy and culture. As we evaluated the potential of this merger, it became clear that it would serve our shareholders, customers and employees very well. We are especially pleased to affiliate with Tompkins, which is a financial organization of the highest caliber."

The transaction is expected to be slightly dilutive to Tompkins' earnings per share initially, and accretive thereafter. These expectations are based upon estimated cost savings and revenue enhancements the Company expects to realize, beginning in the year 2000.

Tompkins is a leading New York-based financial institution, which has served customers in Tompkins County for over 160 years. Its assets at June 30, 1999 were approximately $687 million. The Company was recently ranked 5th among mid-sized banking companies in a survey published by US BANKER magazine.

Letchworth is based in Castile, New York, and had assets of $443 million as of June 30, 1999. The Bank of Castile has 12 full-service banking offices in Wyoming, Genesee, Livingston, and Monroe counties. The Mahopac National Bank operates three banking offices in Putnam County, the fastest growing county in New York State, with plans to open a fourth office by year end.

In conjunction with the announcement of the merger, both companies simultaneously announced the termination of previously announced Stock Repurchase Programs.

           Cautionary Statement Concerning Forward Looking Statements
This Press Release contains forward looking statements with respect to management expectations, assumptions, financial condition, results of operations and, assuming the consummation of the merger between Tompkins and Letchworth, certain cost savings and revenue enhancements. Although management believes any such statements are based upon reasonable assumptions, there is no assurance that actual outcomes will not be materially different. The company assumes no duty to update forward looking statements and cautions that these statements are subject to numerous assumptions, risks, and uncertainties, all of which could change over time.